As filed with the Securities and Exchange Commission on September 14, 2004                                               Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIEBEL SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	94-3187233 (I.R.S. Employer Identification No.)

2207 Bridgepointe Parkway
San Mateo, California 94404
(650) 477-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Siebel Systems, Inc. Nonqualified Deferred Compensation Plan
(Full Title of the Plan)

J. Michael Lawrie
Chief Executive Officer
Siebel Systems, Inc.
2207 Bridgepointe Parkway
San Mateo, California 94404
(650) 477-5000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy To:
Eric C. Jensen, Esq.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
(650) 843-5000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Obligation	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Deferred Compensation Obligations (1)	$150,000,000	100%	$150,000,000	$19,005.00

(1) The Deferred Compensation Obligations are unsecured obligations of the registrant to pay deferred compensation in the future in accordance with the terms of the Siebel Systems, Inc. Nonqualified Deferred Compensation Plan (the "Plan").

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the maximum amount of Deferred Compensation Obligations.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of this Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Act"). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Siebel Systems, Inc. (the "Registrant") with the Securities and Exchange Commission (the "SEC") are incorporated by reference into this Registration Statement:

(i)  The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 12, 2004;

(ii)  The Registrant's Quarterly Report on Form 10- Q for the fiscal quarter ended March 31, 2004, filed with the SEC on April 30, 2004;

(iii)  The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed with the SEC on August 6, 2004;

(iv) The Registrant's Current Report on Form 8-K/A, filed with the SEC on January 16, 2004;

(v) The Registrant's Current Report on Form 8-K, filed with the SEC on May 4, 2004, as amended by the Registrant's Current Report on Form 8- K/A, filed with the SEC on June 30, 2004;

(vi) The Registrant's Current Report on Form 8-K, filed with the SEC on September 7, 2004;

(vii)  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Annual Report referred to in (i) above; and

(viii)  The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, filed with the SEC on May 15, 1996, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4. Description of Securities.

Under the Siebel Systems, Inc. Nonqualified Deferred Compensation Plan (the "Plan"), the Registrant will provide employees who are eligible to participate in the Plan with the opportunity to defer a specified percentage of their cash compensation. The amount of compensation to be deferred by each participating employee (each, a "Participant") will be based on elections by each Participant.

Under the Plan, the Registrant will be obligated to deliver on a future date deferred compensation credited to a Participant's account, adjusted for any positive or negative investment results from investment alternatives selected by the Participant under the Plan (each, an "Obligation" and collectively, the "Obligations"). The Obligations are unsecured general obligations of the Registrant and rank in parity with other unsecured and unsubordinated indebtedness of the Registrant. The Obligations are not transferable except upon death of the Participant. There is no trading market for the Obligations.

Each Obligation will be payable in cash, commencing upon a Participant's termination of employment with the Registrant (including terminations due to disability or death) and will be distributed in the form of a lump sum payment or in up to five annual installments, depending upon the age of the Participant at the time of termination and, if applicable, the election made by such Participant. In addition, Participants may be entitled to receive payments through certain hardship withdrawals, previously scheduled withdrawals, withdrawals upon imposition of a penalty, and withdrawals upon a change in control of the Registrant. The Registrant may enter into a trust agreement with a trustee under the Nonqualified Deferred Compensation Trust established in conjunction with the Plan (the "Trust"). The amounts allocated to such Trust and resulting earnings would be used to satisfy the Obligations of the Registrant under the Plan. Any such Trust shall be a "grantor trust" for state and federal income tax purposes. However, the Plan would remain unfunded and the assets of the Trust would at all times be subject to the claims of the general creditors of the Registrant.

The Registrant can amend or terminate the Plan at any time, but no such action shall retroactively impair or otherwise adversely affect a Participant's rights under the Plan that have accrued prior to the date of such action. The Registrant's Board of Directors or the Compensation Committee may determine that a Participant shall no longer be a Participant in the Plan and whether such Participant's benefits shall be (i) paid to the Participant as soon as administratively feasible following such termination of participation or (ii) held in the Plan and paid in accordance with the most recent election of the Participant on file with the Plan Committee or its designee.

If there is a change in control of the Registrant and the successor employer, by resolution of its board of directors, elects not to continue to sponsor the Plan, then the Plan shall terminate and the Obligations to each Participant, whether such Participant is receiving installment payments or not, shall be paid to the Participant in a single lump sum payment in accordance with the Plan.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Act.

The Registrant's Amended and Restated Certificate of Incorporation, as amended, provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Registrant has entered into agreements with its directors and executive officers that, subject to certain limitations, require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, or officer, employee or other agent of the Registrant or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.
Exhibit Number
5.1	Opinion of Cooley Godward LLP.
23.1	Independent Auditors' Consent.
23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature pages.
99.1	Siebel Systems, Inc. Nonqualified Deferred Compensation Plan. (1)

________________________

(1) Incorporated by reference to the Registrant's Current Report on Form 8-K, filed with the SEC on September 7, 2004.

Item 9. Undertakings.

  The undersigned registrant hereby undertakes:

    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Mateo, state of California on this 14th day of September, 2004.

SIEBEL SYSTEMS, INC.

By:	/s/ Kenneth A. Goldman

Kenneth A. Goldman
Senior Vice President, Finance and Administration and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas M. Siebel, J. Michael Lawrie and Kenneth A. Goldman his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Thomas M. Siebel Thomas M. Siebel	Director and Chairman	September 14, 2004
/s/ J. Michael Lawrie J. Michael Lawrie	Director and Chief Executive Officer	September 13, 2004
/s/ Kenneth A. Goldman Kenneth A. Goldman	Senior Vice President, Finance and Administration and Chief Financial Officer	September 14, 2004
/s/ Patricia A. House Patricia A. House	Director, Vice Chairman, Co-Founder and Vice President, Strategic Planning	September 13, 2004
/s/ James C. Gaither James C. Gaither	Director	September 13, 2004
/s/C. Scott Hartz C. Scott Hartz	Director	September 14, 2004
/s/Marc F. Racicot Marc F. Racicot	Director	September 13, 2004
/s/Eric E. Schmidt, Ph.D. Eric E. Schmidt, Ph.D.	Director	September 14, 2004
/s/ Charles R. Schwab Charles R. Schwab	Director	September 13, 2004
/s/ George T. Shaheen George T. Shaheen	Director	September 13, 2004
/s/ John W. White John W. White	Director	September 14, 2004

EXHIBIT INDEX
Exhibit Number

5.1	Opinion of Cooley Godward LLP
23.1	Independent Auditors' Consent.
23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature page.
99.1	Siebel Systems, Inc. Nonqualified Deferred Compensation Plan. [1]

_______________

1 Incorporated by reference to the Registrant's Current Report on Form 8-K, filed with the SEC on September 7, 2004.